Exhibit 99.1

Brick Top Productions (OTC: BTOP) Acquires Emmy Award-Winning

Entertainment Production Company, High Five Entertainment

Boca Raton, Florida — December 27, 2013 – Brick Top Productions, Inc. (OTC: BTOP; "Brick Top" or the "Company"), an emerging production company and studio focused on financing, producing and distributing films & television shows and/or their rights to third parties, today announced that the Company entered into a stock purchase agreement with Martin Fischer, for the purchase of his 75% ownership stake in his internationally recognized, award-winning entertainment production company, High Five Entertainment (“High Five”) where Mr. Fischer acts as President. The transaction closed on December 24, 2013.

Under the terms of the agreement, Brick Top purchased Mr. Fischer’s 75% stock position in S&G Holdings, Inc. (otherwise known as High Five Entertainment), for an aggregate price of $210,000. In addition to the total purchase price, Brick Top agreed to contribute capital to S&G in the amount of $100,000 at the closing, $125,000 on March 31st 2014, $125,000 on June 30th 2014, and $115,000 on September 30th 2014. All terms were contingent upon the Brick Top’s receipt of High Five’s audited financial statements for fiscal years 2012, 2011 and interim financial statements for the nine months ended September 30, 2013, which were received at the closing.

Moving ahead, the companies plan to operate as independent businesses, while collaborating in the areas of financing and business development. Each plans to leverage the other’s relationships in finance, television, film, music and live-entertainment sectors for the benefit of the companies and shareholders.

Martin Fischer, President of High Five Entertainment, commented, “I could not be more excited at the opportunities the acquisition opens for High Five Entertainment. High Five’s future and longevity depends on development of new programming and content. This new relationship and increased access to capital will provide the ability for that and much more. With Brick Top CEO Alex Bafer’s excellent relationships in the business and financial community, many of our larger, long term goals can now be realized.”

Alexander Bafer, Chief Executive Officer of Brick Top Productions, commented, “Over months of due diligence and discussions with High Five, we not only found High Five to be an exceptionally well-run company, but also found its international award-winning acclaim and track record of television programming successes earned over the last three decades to be unparalleled. We look forward to helping support the financing of our future successes and to a long, fruitful collaboration with Martin and his High Five team.”

The executed stock purchase agreement can be found on file with the Securities and Exchange Commission.

About High Five Entertainment

High Five Entertainment is an internationally recognized, Emmy Award-winning entertainment production company based in Nashville, Tennessee and specializing in the development and presentation of quality television programming including music series, specials, unscripted television, live events and award shows.

Founded in Los Angeles, California in 1983, High Five’s unwavering commitment to excellence in entertainment production for more than 30 years continues to foster an impressive legacy of client satisfaction through collaborative creative development, meticulous planning and delivery of world-class entertainment properties.

About Brick Top Productions, Inc.

Brick Top Productions is a production company focused on financing, producing and distributing theatrical films, television shows and or their rights to third parties with growth via exploitation of those rights in domestic and international theatrical, television, cable, home video and pay per view markets. The company is currently seeking to sell the distribution rights to its first project - a completed television pilot titled "Nick The Doorman", an urban dramatic comedy written and directed by Emmy nominated actor, Nicholas Turturro, who also starred in the pilot. The plot is centered on the life experiences of a doorman at a historic and upscale Central Park South Hotel, his friends and their interactions with the hotel's upper class and high society elite. Other notable cast members of the pilot include Michael Badalucco, Anthony DeSando, Vincent Pastore, Danny Hoch and Bobby Cannavale. For more information, please visit www.bricktopproductions.com.

Brick Top Productions most recent regulatory filings and financial information can be found on the Securities and Exchange Commission’s website at www.sec.gov

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectation of the business environment in which the company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The company's actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.

Contact:

Alexander Bafer, CEO

abafer@bricktopproductions.com